UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Park Hotels & Resorts Inc.

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SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
OF PARK HOTELS & RESORTS INC.
TO BE HELD ON APRIL 25, 2025

On March 12, 2025, Park Hotels & Resorts Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission for the Company’s Annual Meeting of Stockholders to be held on April 25, 2025 (the “Annual Meeting”). Prior to distribution to our stockholders, the Company is filing this supplement to its Proxy Statement solely to correct an inadvertent typographical error with respect to the voting standard for Proposal 2 – Approval of the Amendment and Restatement of Our 2017 Stock Plan for Non-Employee Directors (as Amended and Restated) (“Proposal 2”). Except as specifically supplemented by the information contained below, all information set forth in the Proxy Statement remains unchanged.

The voting standard for Proposal 2 was properly stated as “the affirmative vote of a majority of all the votes cast” on page 44 of the Proxy Statement. Due to an inadvertent typographical error on page 84 of the Proxy Statement, a summary of the voting standard for Proposal 2 was not set forth properly. This Supplement hereby amends and replaces the language in the fourth column, titled “Vote Required to Adopt the Proposal,” of the chart under the caption “Annual Meeting & Voting Information” on page 84 of the Proxy Statement, as it relates to Proposal 2, with the following language: “Majority of votes cast.”

The correction has no effect on the treatment of abstentions or broker non-votes with respect to Proposal 2 as described in the Proxy Statement, which abstentions and broker non-votes will have no effect on the outcome of Proposal 2. In addition, the correction also has no effect on the voting standard for Proposal 1, Proposal 3 or Proposal 4, each of which was properly stated in the Proxy Statement.

This supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.